EXHIBIT 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-1 of The Frontier Fund of our report dated April 9, 2012, relating to our audit of the consolidated statement of financial condition of Equinox Fund Management, LLC as of December 31, 2011, which was included in the Report on Form 8-K filed by The Frontier Fund on April 9, 2012. We also consent to the reference of our firm under the captions “Experts” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ McGladrey LLP

Denver, Colorado
December 26, 2012